Exhibit 99.2

July 14, 2015

Dear Fellow Shareholders:

As we mark the midpoint of 2015, we wanted to provide you with an update on the company’s recent progress and share some exciting developments in our research and development programs that we reported earlier this week.

As you know, the Enumeral team is focused on applying our proprietary platform technology to advance the discovery and development of novel immunotherapies for the treatment of cancer and other diseases. The concept of immunotherapy was first advanced more than a century ago, and it has made significant progress in recent years with the marketing approval for therapeutic use of antibodies that modulate the proteins CTLA-4 (Bristol Myers Squibb’s Yervoy®) and PD-1 (Merck’s Keytruda® and BMS’s Opdivo®) on the surface of lymphocytes. The drugs targeting PD-1, which is a well-established target in immuno-oncology, have been approved for the treatment of advanced unresectable or metastatic melanoma and squamous non-small cell lung cancer (NSCLC) that have progressed on prior therapies. In addition, approval is being sought for broader NSCLC and other indications, including combination therapies. These drugs have demonstrated that anti-tumor responses can be elicited in some patients by blocking the negative signals that cancer utilizes to shut down the normal human immune response. However, a challenge remains as researchers seek to determine why certain patients, or certain types of cancer, are nonresponsive to current therapies.

In our PD-1 antibody program, we have isolated more than 300 sequences of PD-1 binding antibodies from primary B cells. Our internal bioinformatics analysis of sequences indicates that these antibodies are diverse, falling into 26 distinct clades, or families, which bind to PD-1. Importantly, we have identified antibodies that appear to bind to PD-1 in a manner different from that of currently marketed anti-PD-1 antibodies, while retaining activity in cell-based assays. We believe that such differentiated antibodies might elicit desirable cellular immune responses among subsets of tumor-infiltrating lymphocytes (TILs) that differ from those observed with competitor antibodies against the same target. We are now in the process of more fully characterizing these antibodies using our proprietary human biopsy-based immuno-profiling platform. Our longer-term goal is to determine the utility these antibodies may have in treating different types of tumors than those treated by currently marketed drugs, as well as whether such antibodies may increase initial response rates among patients who fail other therapies. We have advanced six lead clones in our PD-1 program into pre-clinical characterization, four of which are now undergoing humanization. We anticipate that the humanization process will be completed by the end of the third quarter of 2015, which will enable initiation of cell line development for IND-enabling studies.

In our TIM-3 program, we have isolated 180 screening hits and have sequenced 88 TIM-3 binding antibodies to date, and our screening efforts are ongoing. Our bioinformatics analysis indicates desirable diversity, with the antibodies falling into 17 unique clades that bind to TIM-3. As with PD-1, we plan to apply our unique approach to cellular immune response profiling to further understand the utility of these different antibodies for modulation of different TILs. We anticipate nominating lead clones by the end of the third quarter 2015, and beginning the humanization process by the end of this year. We believe antibodies that block TIM-3 may potentiate anti-cancer immune responses, either as a monotherapy or in combination with other therapies, including other immune checkpoint-targeted drugs. We are also engaged in ongoing antibody screening in our LAG-3, OX40 and VISTA programs. Using human biopsy samples, we intend to validate antibody blocking effects against these targets, and then assess potential monotherapy or combination therapy regimens using our proprietary antibodies.

In addition to the progress in our laboratories, we are pleased to report positive developments in our collaboration efforts during the past year. In December 2014, we entered into an oncology-focused collaboration with Merck. In this collaboration, we are applying our Human Approach immune profiling technology to colorectal cancer patient tissue samples to characterize cellular responses to immuno-oncology therapies that Merck is developing. Merck is reimbursing us for collaboration research costs, and will make milestone payments to us upon the completion of specified objectives.

Our programs also have been recognized by the National Cancer Institute, which in September 2014 awarded us a Phase II Small Business Innovation Research contract. In conjunction with this program, earlier this year we established collaborations with Dr. Jedd Wolchok’s laboratory at Memorial Sloan-Kettering Cancer Center and Dr. Douglas Kwon’s laboratory at Massachusetts General Hospital. Both of these investigators are recognized experts in the fields of immuno-oncology and mucosal and viral immunology, respectively. In these collaborations, we are developing an advanced, automated immuno-oncology profiling system to be deployed at each of these institutions. We believe this system will help to expand and develop our translational and clinical sciences capabilities, and will provide additional opportunities for our pipeline.

In March 2015, we relocated to over 16,000 square feet of newly built-out laboratory and office space in Cambridge, Massachusetts, which will allow us to increase our R&D capacity. In June 2015, we announced the addition of two leaders in the fields of cancer drug development, tumor biology and cancer immunotherapy to our Scientific Advisory Board --- Giulio Draetta, M.D., Ph.D., Director of the Institute for Applied Cancer Science at M.D. Anderson Cancer Center, and Kai Wucherpfennig, M.D., Ph.D., Professor and Co-Chair of the Department of Cancer Immunology and AIDS at Dana-Farber Cancer Institute. Dr. Draetta has also held various positions of leadership within the biopharmaceutical industry, including serving as Merck Research Laboratories’ Vice President and Worldwide Basic Franchise Head of Oncology. Dr. Wucherpfennig has received numerous awards and recognition for his research contributions in the field of T cell biology, and is an industry-recognized expert in novel immunotherapy development. Dr. Draetta and Dr. Wucherpfennig will provide critical guidance to us as we engage with corporate partners and further develop our platform and immunotherapy candidates. At the end of 2014, we also added two independent members to our board of directors --- Paul J. Sekhri, President and CEO of Lycera Corporation, and Robert L. Van Nostrand, former Chief Financial Officer of OSI Pharmaceuticals. Both of these directors bring broad experience in the life sciences industry to our board. In addition, over the last year we have supplemented our management team with seasoned executives in the fields of translational and clinical science, finance and accounting, legal and intellectual property.

As we look to the future, we are excited to be developing what we believe is a truly transformational technology platform, on which we are advancing multiple candidates in our pipeline toward the clinic. Our near-term business objectives remain the advancement of our internal pipeline, as well as the establishment of one or more collaborations aimed at joint product discovery and development programs.

The past year has been an important period of accomplishment for Enumeral, and we look forward to reporting to you on our continuing progress in the months ahead. Thank you for your continued support of our company.

Sincerely,

Arthur H. Tinkelenberg, Ph.D. President and Chief Executive Officer	John J. Rydzewski Executive Chairman